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                                                                 EXHIBIT 10.38


                        INTERCOMPANY SERVICES AGREEMENT



         This Intercompany Services Agreement (this "Agreement") is made and entered into as of December 23, 2002, by and between Hallmark Cards, Incorporated, a Missouri corporation ("Hallmark"), and Crown Media Holdings, Inc., a Delaware corporation ("Crown Holdings").

         1. COMMENCEMENT AND TERM OF AGREEMENT.

                  a. Beginning as of January 1, 2003 (the "Effective Date"), Hallmark shall provide to Crown Holdings in a manner consistent with past practices those services set forth in Section 2 of this Agreement ("Corporate Services").

                  b. The term of this Agreement shall be one (1) year from the Effective Date and shall automatically renew for two (2) successive one
         (1) year terms unless either party notifies the other party of its intent to terminate sixty (60) days prior to the start of any renewal term, subject to any earlier termination in accordance with the terms of this Agreement.

                  c. Hallmark may terminate this Agreement if at any time Hallmark no longer directly or indirectly owns at least 51% of the voting interest and 35% of the equity interest of Crown Holdings.

         2. CORPORATE SERVICES.


         The Corporate Services provided under this Agreement shall include the following as more specifically described in this Agreement:

           1) Tax services

           2) Risk management, health, safety and environmental advice and Insurance

           3) Legal services

           4) Treasury and cash management

           5) Real estate consulting

         3. COSTS AND FEES FOR CORPORATE SERVICES.

                  a. In return for Corporate Services provided hereunder, Crown Holdings shall pay Hallmark a fee of Five Hundred Fifteen Thousand Dollars ($515,000) plus out of pocket expenses and third party fees (as set forth in 3(b)) for each year of the Agreement. Crown Holdings shall pay these costs and fees in arrears on the last business day of each quarter of the Agreement.

                  b. In some cases, the Corporate Services provided to Crown Holdings by Hallmark will include services provided by third parties (e.g. insurance brokers and carriers, accountants, actuaries, financial printers). Such third party services shall be approved by Crown Holdings in advance and shall be billed directly to Crown Holdings. In the event Crown Holdings denies approval of services to be provided by any third party, Hallmark shall not be required to provide such services.

         4. TAX SERVICES. Subject to the terms of that certain Contribution Agreement and that certain Tax Sharing Agreement by and among Hallmark Entertainment, Inc., Crown Holdings, and others, the Hallmark tax department shall, except to the extent otherwise requested by Crown Holdings, provide the tax services for Crown Holdings set forth below.

                  a. Tax compliance services which shall consist of the preparation and timely filing of federal and state income tax returns (including quarterly estimated payments) and state sales and use tax returns. Crown Holdings shall furnish

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         Hallmark with full and complete financial information necessary or appropriate to prepare or timely file such returns. Crown Holdings shall promptly reimburse Hallmark for any tax payments made by Hallmark on Crown Holdings' behalf. Crown Holdings shall be responsible for all other tax compliance matters, including without limitation, property tax and payroll tax.

                  b. Tax audit services which shall consist of the administration of each audit agreement, representation of Crown Holdings at all administrative hearings, and consultation with regard to any appeals through the judicial system, including the selection of legal counsel.

                  c. Tax consulting services which shall consist of (1) periodic (no less than semi-annual) reviews with Crown Holdings financial and operating personnel to identify and implement tax savings opportunities, and (2) transactional tax planning.

         5. RISK MANAGEMENT AND INSURANCE. The Hallmark risk management department shall provide the services set forth below.

                  a. Risk management services, which will include leading the process for identifying and analyzing property and casualty risks (not business risks), for developing loss prevention and risk control strategies, for developing and implementing insurance programs and other loss funding programs and for claims administration practices.

                  b. Advice and supervision with respect to health, safety and environmental issues.

                  c. At Crown Holdings' request, Hallmark will arrange or assist in arranging for insurance coverage for Crown Holdings ("Insurance"). Hallmark may arrange for an insurance policy covering only Crown Holdings' risks or interests or may include Crown Holdings in Hallmark's or Hallmark's subsidiaries' insurance coverages, at Hallmark's discretion. If Hallmark arranges for an insurance policy covering only Crown Holdings' risks or interests, Crown Holdings shall pay the costs of such policy at the direction of Hallmark, either to Hallmark or to the insurance provider. If Hallmark arranges for an insurance policy that covers risks or interests of Hallmark or its subsidiaries in addition to Crown Holdings, then the following terms and conditions shall apply:

                           1) Crown Holdings shall, within 30 days of its
                  receipt of a reasonably detailed invoice from Hallmark, pay the portion of the premiums and other charges for the Insurance attributable to the coverage provided to Crown Holdings. The portion of such premiums and other charges payable by Crown Holdings shall be allocated in good faith by Hallmark in a manner to reflect the cost to Hallmark of the insurance premiums and other charges that are properly attributable to Crown Holdings. The Insurance provided shall be subject to such policies of insurance or self-insurance, and such guidelines or procedures in respect of insurance or self-insurance, as Hallmark shall determine. In the event the terms of the Insurance materially change from those terms in effect immediately prior to the date hereof, Hallmark agrees
                  (i) to the extent Hallmark is aware of a material change prior to the effective date of the change, to provide notice to Crown Holdings of the change prior to its effective date, or
                  (ii) otherwise to provide notice to Crown Holdings upon becoming aware of the change. It is expressly agreed by Crown Holdings and Hallmark that any self-insurance, retention or deductible shall be for the account of and be an obligation of Crown Holdings, and that Crown Holdings' obligations in respect of such self-insurance, retention or deductible shall survive the termination of this Agreement.

                           2) Either Crown Holdings or Hallmark may terminate
                  all or any portion of the Insurance placed in policies specific to Crown Holdings at any time on 90 days' prior written notice to the other party hereto. Notwithstanding the foregoing, so long as Hallmark directly or indirectly owns 50% or more of the voting power of all then-outstanding shares of capital stock of Crown Holdings, Crown Holdings may not, without the prior written consent of Hallmark, terminate all or any portion of the Insurance without providing evidence satisfactory to Hallmark in Hallmark's sole discretion that Crown Holdings has obtained, or upon termination of such Insurance will obtain, comparable insurance coverage. In the event all or any portion of the Insurance is terminated, if appropriate, the charges therefor shall be adjusted equitably to reflect such termination.

                            3) Notwithstanding anything herein to the contrary,
                 the parties hereto recognize that Hallmark is neither an insurance broker nor an insurance carrier. At no time will Hallmark be required by this Agreement or otherwise by Crown Holdings to act as an insurance broker or carrier.


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         6. LEGAL SERVICES. Hallmark shall provide general legal services of the type previously provided to Crown Holdings not including advice previously provided by outside counsel, advice regarding securities laws, telecommunications law and other specialized areas for which Hallmark does not have in-house expertise. It is contemplated that Hallmark will not act as general counsel for Crown Holdings but will coordinate or recommend services of outside counsel as appropriate.

         7. TREASURY. The Hallmark finance department will provide treasury services which shall include cash management, foreign exchange, arranging debt or letters of credit, managing investments (both corporate and benefit plans) and assisting in structuring financing leasing arrangements.

         8. REAL ESTATE. The Hallmark real estate department shall assist Crown Holdings in identifying and analyzing office space and negotiating leases in connection with such space.

         9. COOPERATION. Hallmark and Crown Holdings shall cooperate with each other with respect to all provisions of this Agreement and the Corporate Services and Insurance (if any) provided hereunder. Hallmark may agree to provide additional Corporate Services at its discretion.

         10. LIMITATION OF LIABILITY. Except as may be provided in Section 11 below, Hallmark, its subsidiaries, affiliates, directors, officers, employees, agents and permitted assigns (each, a "Hallmark Party") shall not be liable to Crown Holdings, any subsidiary or any affiliate, director, officer, employee, agent or permitted assign of Crown Holdings or any of its subsidiaries, (each, a "Crown Party") for any liabilities, claims, damages, losses or expenses, including, but not limited to, any special, indirect, incidental or consequential damages, of a Crown Party arising in connection with this Agreement, the Corporate Services or the Insurance.

         11. HALLMARK INDEMNIFICATION. Hallmark shall indemnify, defend and hold harmless each of the Crown Parties from and against all liabilities, claims, damages, losses, settlements and expenses (including, but not limited to, court costs and reasonable attorneys' fees) (collectively referred to as "Damages") of any kind or nature, of any third party unrelated to any Crown Party caused by or arising in connection with the gross negligence or willful misconduct of any employee of Hallmark in connection with the performance of the Corporate Services, or provision of the Insurance, except to the extent that Damages were caused directly or indirectly by acts or omissions of any Crown Party. Notwithstanding the foregoing, Hallmark shall not be liable for any special, indirect, incidental, or consequential damages relating to such Damages. In the event that Crown has actual knowledge of a claim that may be the subject of indemnification under this Section, it shall promptly notify Hallmark of such claim and Hallmark, in its sole discretion, may defend, settle, or otherwise litigate such claim.

         12. CROWN HOLDINGS INDEMNIFICATION. Crown Holdings shall indemnify, defend and hold harmless each of the Hallmark Parties, from and against all Damages of any kind or nature, caused by or arising in connection with this Agreement, the performance of Corporate Services, or provision of the Insurance so long as (i) Hallmark acted in good faith pursuant to and within the scope of authority granted to it by this Agreement and in a manner it believed to be in the best interest of Crown Holdings and (ii) Hallmark's conduct did not constitute gross negligence or willful misconduct. In the event that Hallmark has actual knowledge of a claim that may be the subject of indemnification under this Section 12, it shall promptly notify Crown Holdings of such claim and Crown Holdings, in its sole discretion, may defend, settle, or otherwise litigate such claim.

         13. INFORMATION. Subject to applicable law, each party hereto covenants and agrees to provide the other party with all information regarding itself and transactions under this Agreement as are required by such other party to comply with all applicable federal, state, county and local laws, ordinances, regulations and codes, including, but not limited to, securities laws and regulations.

         14. ASSIGNMENT. Neither party may assign or transfer any of its rights or duties under this Agreement to any person or entity without the prior written consent of the other party.

         15. NOTICES. Any notice, instruction, direction or demand under the terms of this Agreement required to be in writing will be duly given upon delivery, by hand, facsimile transmission or intercompany mail, or five (5) days after posting if sent by U.S. mail, return receipt requested to the following addresses:

                  Hallmark Cards, Incorporated
                  2501 McGee
                  P.O. Box 419126
                  Kansas City, Missouri  64141-6126


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                  Attn:  General Counsel
                  Fax No.:  (816) 274-7171

                  Crown Media Holdings, Inc.
                  6430 South Fiddlers Green Circle
                  Suite 500
                  Englewood, Colorado  80111
                  Attn:  David Evans
                  Fax No.:  (303) 220-7660

    or to such other address as either party may have furnished to the other in writing in accordance with this Section 15.

         16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Missouri except its choice of law rules and except to the extent preempted by federal law.

         17. SUSPENSION. The obligations of any party to perform any acts hereunder may be suspended if such performance is prevented by fires, strikes, embargoes, riot, invasions, governmental interference, inability to secure goods or materials, or other circumstances outside the control of the parties.

         18. SEVERABILITY. If any provision of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not render the entire Agreement invalid. Rather, the Agreement shall be construed as if not containing the particular invalid or unenforceable provision, and the rights and obligations of each party shall be construed and enforced accordingly.

         19. RIGHTS UPON ORDERLY TERMINATION; SURVIVAL. Upon termination or expiration of this Agreement or any of the Corporate Services or Insurance described herein, each party shall, upon request, forthwith return to the other party all reports, paper, materials and other information required to be provided to the other party by this Agreement. In addition, each party shall assist the other in the orderly termination of this Agreement or any of the Corporate Services or Insurance described herein. Notwithstanding any termination of this Agreement, the obligations of the parties hereto to make payments hereunder and the provisions of Sections 10, 11 and 12 shall survive.

         20. AMENDMENT. This Agreement may only be amended by a written agreement executed by all of the parties hereto.

         21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements, representations, negotiations, statements or proposals related to the subject matter hereof.

         22. COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which deemed an original and all of which, when taken together, shall constitute one agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives.

    HALLMARK CARDS, INCORPORATED            CROWN MEDIA HOLDINGS, INC.


    By /s/ Judith Whittaker                 By /s/ C. Stanford
       -----------------------------           --------------------------------

    Title Executive Vice President          Title Executive Vice President
          --------------------------              -----------------------------


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